Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Amendment

To

Master Services Agreement and Addenda

For

Caldwell & Orkin Funds, Inc.

This amendment (“Amendment”) effective May 1, 2019 amends (i) the Master Services Agreement, dated October 24, 2016 (the “Agreement”); (ii) the Fund Administration Addendum dated October 24, 2016 (the “Addendum”); (iii) the Fund Administration Fee Letter dated October 24, 2016 (the “Fund Admin Fee Letter”); (iv) the Fund Accounting Fee Letter dated October 24, 2016 (the “Fund Accounting Fee Letter”); and (v) the Transfer Agency and Shareholder Services Fee Letter dated October 24, 2016 ((the “Transfer Agency Fee Letter”) and together with the Agreement, the Addendum, the Fund Admin Fee Letter and the Fund Accounting Fee Letter, the “Agreements”) between Caldwell & Orkin Funds, Inc., a Maryland corporation (the “Fund”), and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company (collectively, the “Parties”).

1.	The Parties agree to amend the Agreement as follows:

Schedule A is deleted in its entirely as replaced with the attached Exhibit A.

2.	The Parties agree to amend the Addendum as follows:

The following shall be added as Section 6 of the Addendum:

6. Liquidity Risk Management Program

Ultimus will provide assistance in the adoption and maintenance of a Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4 under the 1940 Act. The LRMP shall include the following services:

Implementation Phase.

●	Develop and implement the Fund’s written LRMP.

●	Perform an in-depth evaluation of the adequacy of each adviser’s written LRMP to ensure compatibility with the Fund’s LRMP.

Ongoing Services (as applicable).

●	Assist with the preparation of periodic reporting and annual report to the Board, including collecting and incorporating investment adviser reports.

●	Provide data from the Fund’s books and records.

●	Assist in monitoring the Fund’s highly illiquid investment minimum, if applicable, and each Fund’s level of illiquid investments (15% limit).

●	Assist with arranging Board notifications.

●	Assist in the preparation of Form N-LIQUID.

●	Add Adviser’s liquidity risk discussion to shareholder reports.

Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.	The Parties agree to amend the Fund Admin Fee Letter as follows:

a.	Section 1.1 shall be deleted in its entirety and replaced with the following:

1.1	For the Fund Administration Services provided under the Fund Administrative Addendum, Ultimus shall be entitled to receive from the Portfolio on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Portfolio as follows:

Average Daily Net Assets	Administration Fee
[REDACTED]

b.	Section 1.2 shall be renumbered to become Section 1.4.

c.	The following shall be added as Section 1.4:

1.2        Liquidity Risk Management Program

The Fund, the Portfolio or the Adviser agrees to pay Ultimus (i) [REDACTED] per investment adviser, commencing with the initial compliance date, for providing assistance in connection with the Fund’s adoption of the Fund’s Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4, (ii) an annual fee, based on the schedule below, for providing assistance in connection with the maintenance of the Fund’s LRMP, and (iii) other related fees.

Annual Fee

[REDACTED]

Other Related Fees

[REDACTED]

4.	The Parties agree to amend the Fund Accounting Fee Letter as follows:

Section 1.1 shall be deleted in its entirety and replaced with the following:

a.	Base fee per Portfolio per year as follows:

[REDACTED]

plus

5.	The Parties agree to amend the Transfer Agency Fee Letter as follows:

Section 1.1 shall be deleted in its entirety and replaced with the following:

1.1	For the Transfer Agent and Shareholder Services provided under the Transfer Agent and Shareholder Services Addendum, Ultimus shall be entitled to receive from the Fund on the first business day following the end of each month, or at some time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Portfolio as follows:

[REDACTED]

Except as set forth in this Amendment, the Agreements are unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreements, the terms of this Amendment will prevail.

[signature page follows]

The parties duly executed this Amendment to the Agreements as of June 10, 2019.

	The Caldwell & Orkin Funds, Inc. on behalf of all Portfolios listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Derek Pilecki	By:	/s/ Kurt Krebs
Name:	Derek Pilecki	Name:	Kurt Krebs
Title:	President	Title:	VP, CFO

Exhibit A

(see attached)

SCHEDULE A

To the Master Services Agreement

Between

Caldwell & Orkin Funds, Inc.

and

Ultimus Fund Solutions, LLC

Dated October 24, 2016

Fund Portfolio(s)

Caldwell & Orkin – Gator Capital Long/Short Fund